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                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITOR


We consent to the reference of our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Natural Resource Partners L.P. for the registration of its common units, and debt securities, and debt securities of NRP (Operating) LLC, and to the incorporation by reference therein of our report dated February 11, 2003, with respect to the financial statements of Arch Coal Contributed Properties included in Natural Resource Partners L.P.'s Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.





                                                     ERNST & YOUNG LLP

February 9, 2004
St. Louis, Missouri